Exhibit 10.9


          AMENDMENT, as of this ____ day of [[month]], 1995, of the EMPLOYMENT AGREEMENT dated October 12, 1988 by and between RJR Nabisco,Inc./ a Delaware corporation ("RJRN") and [Executive] (the "Executive").

          WHEREAS, the Executive and RJRN entered into the Employment Agreement; and

          WHEREAS, the Executive and RJRN executed a Special Addendum to the Employment Agreement as of December 20, 1988; and

          WHEREAS, the recent corporate restructuring of RJRN has resulted in a modification of the operating relationship between Nabisco, Inc. ("Nabisco") and RJRN, and as a result thereof, RJRN, Nabisco and the Executive agree that the Employment Agreement should be further amended in order to more effectively provide the Executive continued incentives to remain in the service of Nabisco or its subsidiaries or affiliates;

          NOW THEREFORE, in consideration of mutual incentives, it is hereby agreed by and among RJRN, Nabisco and the Executive to amend the Employment Agreement effective on the date first above written, as follows:

-          1)   All reference throughout the Employment Agreement to "the
               Company" shall refer solely to Nabisco.

          2) Section 4(a) is hereby amended by the addition of a new sentence at the end thereof to read as follows:

               The transfer of the Executive's employment to any company that owns at least 50% of the voting power of the Company, or any subsidiary of such company (an "Affiliated Company") shall not be deemed an Involuntary Termination, if and only if such transfer would not be deemed an Involuntary Termination under Section 4(b) hereof and the obligations of the Company under this Agreement are assigned to such employing Affiliated Company and the Company agrees to guarantee the obligations of such Affiliated Company under this Agreement.

          3) Section 5(b)(v) is hereby amended in its entirety to read as follows:

               (v) For purposes of calculating Final Average Earnings for pension benefits, to the extent permitted by law the Executive will be deemed to be paid during the entire Compensation Period at the annual rate of cash compensation equal to the sum of the amounts determined pursuant to Sections 5(b)(i)(A) and (B).

          4) Section 5(d) is hereby amended in its entirety to read as follows:

               (d)  Long Term Incentive Plan Awards.  The treatment of long term
                    -------------------------------
               incentive awards during the Compensation Period shall be determined pursuant to the term of the appropriate long term incentive award plan and the specific long term incentive award agreement; provided, however, that for such purposes, the Compensation Period shall be treated as a period of salary and benefit continuance.

          5) The final sentence of section 7(d) is hereby amended to read as follows:

               The Company, however, may assign its obligations hereunder in the event of the transfer of the Executive's employment to an Affiliated Company or the divestiture (whether by the sale of shares or assets) of the Operating Company employing the Executive.

          6) In all other respects, the Employment Agreement continues in full force and effect.

          IN WITNESS WHEREOF, the RJRN, Nabisco and the Executive have executed this amendment on the date first above written.


                                                  RJR Nabisco, Inc.

                                             By:  _____________________


                                                  Nabisco, Inc.

                                             By:  _____________________


                                             __________________________
                                                  [[Executive]]